EXHIBIT 10.7
                              EMPLOYMENT AGREEMENT

                    AS AMENDED AND RESTATED OCTOBER 16, 1998



     This Employment Agreement is effective as of the 16th day of October, 1998 ("Effective Date"), by, between and among Universal Premium Acceptance Corporation, a Missouri corporation ("UPAC"), Presis, L.L.C., a Kansas limited liability company ("Presis"), Kurt W. Huffman ("Employee") and TransFinancial Holdings, Inc., a Delaware corporation ("TFH").

RECITALS


     1. UPAC is primarily engaged in the business of insurance premium finance,

and desires to continue the employment of Employee as an executive officer on the terms and conditions hereinafter set forth.


     2. Presis is engaged in the business of particle reduction, and desires to continue the employment of Employee as an executive officer on the terms and conditions hereinafter set forth.

     3. Employee is and has been an executive officer of UPAC, Presis and TFH, has developed expertise in their business and desires to continue said employment on the terms and conditions hereinafter set forth.

     4. TFH is the owner of UPAC and Presis and, to induce employee to enter into the Agreement, has agreed to pay and provide to Employee the compensation and other benefits hereinafter set forth.

     5. The parties desire to here set forth all of the terms and provisions of their agreements relating to the employment of Employee.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

AGREEMENTS


     1.   Employment.    UPAC, Presis and TFH hereby employ Employee as

President and Chief Executive of UPAC and Presis, and Executive Vice-President of TFH, and Employee accepts such employment and positions. Employee is an employee at will, and his employment may be terminated at any time, and for any reason, or no reason; provided, however, that until such termination and, in some instances, thereafter, as provided in paragraph 8.c. hereof, Employee shall be entitled to the compensation and other benefits herein provided unless and until the parties hereto shall otherwise agree in writing.

     2.   Employee's Duties and Responsibilities.  Employee shall be the

President and Chief Executive of UPAC and Presis and Executive Vice-President of TFH, and shall report directly to the board of managers of Presis and the Chief Executive Officer of TFH. Employee's duties on behalf of UPAC and Presis shall be the usual and customary duties and responsibilities of a chief executive officer, and he shall to the best of his ability perform the same and such other lawful duties as shall be from time to time assigned to him by the board of managers and the Chief Executive Officer of TFH so long as the same are not inconsistent with his position. During the term of this Employment Agreement, Employee agrees to devote his entire skill, attention, loyalty and diligence to serving and promoting the business of UPAC and Presis, and agrees that he shall not, directly or indirectly, during the term of this Agreement, engage or participate in any other activities for profit or in conflict with the business of UPAC or Presis; provided, however, that Employee shall be entitled to devote reasonable time to his personal investments and affairs.

     3.   Base Compensation.  During the term of this Employment Agreement,

Employee shall be paid base compensation at the rate of $125,000 per year, in semi-monthly installments, or in installments otherwise applicable to compensation paid to the executive officers of UPAC and Presis, subject to withholding for applicable federal, state, local, social security and unemployment taxes, and any other withholding required by law. Such base compensation shall be paid by TFH, but UPAC and Presis agrees to reimburse TFH for such amount, and the amount of Incentive Compensation hereinafter provided. Base Compensation and Incentive Compensation shall be reviewed annually and may be increased by agreement of the parties.

     4.   Incentive Compensation.  For each year or portion thereof during the term hereof, from and after the Effective Date, Employee shall be entitled to receive incentive compensation equal to such percentage (which may exceed 100%) of $54,000 as shall be determined in accordance with Exhibit A hereto. Such incentive compensation shall be computed within 30 days after receipt of the report of TFH's independent auditors on the consolidated net income of TFH. The amount so computed shall be paid to Employee within 30 days of such determination.

     5.   Benefits.  In addition to base compensation and incentive

compensation, Employee shall be entitled to the following:

          a.   Automobile allowance of $600.00 per month.

          b. Medical insurance to the extent provided by TFH, UPAC or Presis to its other executive officers.
          c. Long-term disability to the extent provided by TFH, UPAC or Presis to its other executive officers.

          d. Life insurance to the extent provided by TFH, UPAC or Presis to its other executive officers.

          e.   Three weeks paid vacation per year.

          f    Participation in pension and profit sharing plans maintained by
     TFH or UPAC, as amended from time to time.

          g. Participation in whatever 401(k) Plan is from time to time sponsored by TFH, UPAC or Presis, if any.

          h. Such stock options as TFH shall from time to time grant to Employee pursuant to Stock Option Plans from time to time in effect.

          i. In general, Employee shall be entitled to participate in all welfare and benefit plans from time to time maintained by TFH, UPAC or Presis generally for its executive officers, subject to amendment or termination thereof and subject to all legal constraints, including discrimination in favor of highly compensated employees.

     6.   Confidentiality.  Employee agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information (as hereinafter defined) which has been given to or obtained by him as a result of his employment. For purposes of this paragraph, Confidential Information shall include the identity and location of customers, financing, accounts, systems, procedures, policies, manuals, trade secrets and other information peculiar to the operations of UPAC or Presis and not known to the public in general. In the event of a breach or threatened breach of any of the provisions of this paragraph, or the following paragraph, either Presis, UPAC or TFH, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, shall be entitled to a restraining order and injunction in order to prevent or restrain any such breach.

     7.   Non-Competition.  Employee agrees that, during the term of this

Agreement and for a period of one year from and after the termination of his employment with UPAC or Presis, for whatever reason, he shall not, directly or indirectly:

          a. Solicit or divert business from any customer of UPAC or Presis or any other business owned directly or indirectly by Presis, UPAC or TFH and with respect to which Employee has responsibility; or

          b. Solicit for employment or employ any person who in the prior six months has been an employee of Presis, UPAC or TFH or any other such business; or

          c. Individually or through any corporation, partnership, joint venture, trust, limited liability company or person, engage in any business competitive with the business then being conducted by Presis or UPAC, or any other business owned directly or indirectly by Presis, UPAC or TFH and with respect to which Employee has responsibility, at any place and in any state in which Presis, UPAC or such other business is then conducting its business.

     8.   Termination of Employment.


          a. The employment of Employee under this Employment Agreement with TFH, UPAC and Presis will be terminated:

               (i)   Upon the death of Employee;
               (ii) In the event Employee becomes permanently disabled. For the purpose of this Employment Agreement, Employee will be considered to be permanently disabled if, by a mental or physical incapacity, it is impossible with reasonable accommodation for Employee to render, for 180 consecutive days or more to UPAC or Presis the Employee's Duties and Responsibilities provided in paragraph 2 hereof. Such determination shall be made by a licensed medical doctor designated by TFH, UPAC or Presis and reasonably acceptable to Employee or on evidence that the Employee is eligible for Social Security disability payments. Total and permanent Disability shall exclude disability arising from:

                    (a) Chronic or excessive use of intoxicants, drugs or narcotics; or

                    (b) Intentionally self-inflicted injury or intentionally self-induced sickness.

               (iii) By the mutual written agreement of Employee and TFH, UPAC or Presis; or

               (iv) Within a reasonable period of time following a determination by TFH that "good cause" exists for such termination and the delivery by TFH to Employee of a written notice specifying with factual specificity the actions of Employee which justify TFH's determination that cause exists to terminate Employee's employment pursuant to Paragraph 8(b) herein. Delivery of such notice shall not be determinative of whether cause does or does not in fact exist for purposes of termination of Employee's employment.

          b. For purposes hereof, the term "good cause" shall have the meaning set forth in Section 9(b) hereof.
          c. If employment is terminated by TFH, UPAC or Presis for other than good cause, TFH shall pay within fourteen (14) days following the date of such termination an amount equal to then existing Base Compensation and related benefits for one (1) year.

     9.        Change of Control.


          a. In the event that (1) a Change of Control of TFH, UPAC or Presis shall occur and (2) within two years after such Change of Control, Employee's employment with UPAC Presis or TFH is terminated other than by Employee, for any reason other than Employee's permanent disability, death, normal retirement or Good Cause (as hereinafter defined), or is terminated by Employee for Stated Cause (as hereinafter defined), TFH shall promptly pay to Employee as termination compensation the amount provided in subparagraph e. hereof.

          b. For purposes of this Agreement, "Good Cause" is defined as (1) a material breach by Employee of his obligations under this Employment Agreement which is demonstrably willful and deliberate on Employee's part, committed in bad faith, or without reasonable belief that such breach is in the best interest of TFH, UPAC or Presis and is not remedied within a reasonable period of time after receipt of written notice specifying the breach; (2) conviction of Employee of a felony; (3) fraud committed by Employee against TFH, UPAC or Presis or misappropriation by Employee of the assets of either thereof; or (4) breach of Employee's duty of loyalty or other fiduciary duty or obligation to TFH, UPAC or Presis which is not remedied within a reasonable period of time after receipt of written notice specifying the same.

          c. For purposes of this Agreement, "Stated Cause" is defined as (1) any substantive changes in Employee's duties and responsibilities for Presis, UPAC or TFH which are not approved by him; (2) involuntary relocation or proposed relocation of Employee from Greater Kansas City; (3) any material reduction in the salary or benefits to which Employee is entitled pursuant to an Employment Agreement of even date herewith; or (4) change in the position to which Employee reports, as set forth in paragraph 2 hereof.

          d. For purposes of this Agreement, a Change of Control of UPAC or Presis shall have occurred if TFH and its affiliates cease to own at least 51% interest therein, and a Change of Control of TFH shall have occurred if, as the result of the acquisition of the assets or securities of TFH by a single person or group, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, or a merger, consolidation, contested election of directors or any combination of the foregoing transactions, (a "Transaction"), either of the following shall occur:

               (i) The persons who were directors of TFH immediately before the Transaction shall cease to constitute a majority of the board of directors of TFH or of any parent of or successor to TFH, or

               (ii) Such person or group becomes the beneficial owner, directly or indirectly of substantially all of the assets of TFH or securities of TFH representing 35% or more of the combined voting power of TFH's then outstanding securities.

          e. The compensation to which Employee shall be entitled pursuant to Paragraph 9.a. hereof shall be equal to 2.99 times the average annual compensation from TFH, UPAC and Presis includable in Employee's gross income, for federal income tax purposes, for the three most recent years ending before the Transaction, or such lesser period as Employee shall have been an employee. In no event shall any amount be required to be paid hereunder that would constitute an "excess parachute payment" within the meaning of S 280G(b) of the Internal Revenue Code.
          f. In the event that Employee's employment terminates after a change in control so as to entitle him to the compensation provided in subparagraph e. hereof, Employee shall be additionally entitled to:

               (i) Immediate 100% vesting of all Incentive Compensation and Stock Options provided or to be provided pursuant hereto, or pursuant to Stock Option Agreements with TFH, and

               (ii) All benefits to which he would have been entitled had he retired at normal retirement age from Presis, UPAC or TFH, and

               (iii) Three years of continued participation in medical and life insurance plans of UPAC, Presis and TFH then in effect and in which Employee was participating immediately prior to the Transaction, provided, however, that if there are any limitations on such participation provided in such plans, TFH shall provide Employee during such three-year period equivalent benefits not less favorable to Employee than those to which he would have been entitled as a participant in such plans at the time of the Transaction, except that Employee's entitlement to such participation shall not extend beyond his normal retirement date.

     10.  Burden and Benefit.  This Agreement shall be binding upon, and shall inure to the benefit of, UPAC, Presis, TFH and Employee, and their respective heirs, personal and legal representatives, successors and assigns, provided that no party hereto may assign its rights or obligations hereunder.

     11.  Governing Law.  It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Kansas.
     12.  Severability.  The provisions of this Agreement (including particularly, but not limited to, the provisions of Paragraphs 6 and 7 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof, and if any court shall determine any provision of Paragraphs 6 or 7 hereof to be unreasonably broad, the parties hereto agree that such provision(s) shall be deemed amended to the greatest breadth which such court shall find to be reasonable and enforceable.

     13.  Notices.  Any notice permitted or required to be given hereunder shall be sufficient and deemed given when in writing, and delivered or sent by certified or registered mail, return receipt requested, first-class postage prepaid, to his last known residence in the case of Employee, and to its principal office in the case of UPAC, Presis and TFH.

     14.  Attorney Fees.  If any party to this Agreement files suit or takes legal action to enforce or avoid its provisions, the losing party shall pay the prevailing parties' reasonable attorney fees.

     15.  Entire Agreement.  This Agreement and the Exhibit hereto contain the entire agreement and understanding among UPAC, Presis, TFH, and Employee with respect to the employment herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained, shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or be deemed a valid waiver of such provision at any other time.





     IN WITNESS WHEREOF, UPAC, Presis, TFH and Employee have duly executed this Agreement as of the day and year first above written.

                                   Universal Premium Acceptance
                    Corporation
Attest:

By:                                By:


                                   PRESIS, L.L.C.
Attest:

By:   /s/Timothy P. O'Neil                By:   /s/Timothy P. O'Neil



Witness:

By:   /s/Mark A. Foltz                    By:   /s/Kurt W. Huffman

                                      Kurt W. Huffman

                                   TRANSFINANCIAL HOLDINGS, INC.
Attest:

By:   /s/Mark A. Foltz                    By:   /s/Timothy P. O'Neil

                                      President
                                   EXHIBIT A



     (a) Except as set forth in subparagraph (b) hereof, no Incentive Compensation shall be earned unless the net income of TFH (consolidated), UPAC or Presis, for each full or partial year during the term of the Employment Agreement, shall equal at least 80% of budget (the "Threshold"). If the Threshold with respect to Presis is met, 13.33% of Incentive Compensation shall be deemed earned, and such amount shall be increased by 1.0% for each whole percentage point by which the net income of Presis exceeds 80% of budget. If the Threshold with respect to UPAC is met, 13.33% of Incentive Compensation shall be deemed earned, and such amount shall be increased by 1.0% for each whole percentage point by which the net income of UPAC exceeds 80% of budget. If the Threshold with respect to TFH is met, 6.67% of Incentive Compensation shall be deemed earned, and such amount shall be increased by 0.5% for each whole percentage point by which the net consolidated income of TFH exceeds 80% of budget.

     (b) An amount not to exceed 16.67% of Incentive Compensation may be awarded if, in the sole judgment of the Chief Executive Officer of TFH, such adjustment is necessary to properly reflect Employee's contribution.